Exhibit 95

Mine Safety Disclosures

Year Ended December 31, 2012

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)(A)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
0103263	1	—	—	—	—	—	—	—	—	—	—	—

(A) The total number of violations of mandatory health or safety standards that could significantly and substantially (“S&S”) contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Federal Mine Safety and Health Act of 1977, as amended, for which the operator received a citation from the Mine Safety and Health Administration.  The citation has been addressed.